Termination Agreement and Release

This Termination Agreement and Release (this “Agreement”) is made by and between SCM Microsystems, Inc., a Delaware corporation (the “Corporation”), SCM Microsystems GmbH, a wholly-owned subsidiary of the Corporation (“SCM GmbH”), and Felix Marx, an individual (“Marx”), is entered into and effective as of the 1st day of March, 2010 (the “Effective Date”).

Recitals

WHEREAS, on July 31, 2007, through SCM GmbH, the Corporation entered into an employment agreement with Marx, pursuant to which Marx became the Corporation’s Chief Executive Officer and Managing Director of SCM Microsystems GmbH, effective October 22, 2007;

WHEREAS, on July 30, 2008, through SCM GmbH, the Corporation entered into a supplemental employment agreement with Marx that amended his employment agreement (the employment agreement, as amended by the supplemental employment agreement, the “Employment Agreement”); and

WHEREAS, the Corporation and Marx wish to terminate the Employment Agreement, and enter into a new employment agreement dated as of the date hereof (the “New Employment Agreement”), which shall supersede and replace the Employment Agreement in its entirety (the time that the New Employment Agreement is fully executed and becomes effective and binding upon the parties thereto, the “Effective Time”); and

WHEREAS, pursuant to the terms of the New Employment Agreement, which shall exclusively govern the employment and compensation relationship between Marx and the Corporation, including SCM GmbH and the Corporation’s other subsidiaries, from and after the Effective Time, Marx will assume the position of Chief Operating Officer of the Corporation.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Employment Agreement is terminated and shall be of no further force or effect as of the Effective Time.

2. The Company shall pay Marx a one-time lump sum fee in the amount of €80,000 (Eighty Thousand Euro) gross (the “breakup fee”), which shall represent full consideration for the release by Marx set forth in Section 5 below. The breakup fee is due no later than five (5) business days after the Effective Date.

3. Until the Effective Date, Marx shall continue to receive his monthly base salary at current levels and shall receive his share grant bonuses subject to the approval of the shareholders no later than June 30 2010. These payments and shares in addition to the Breakup Fee, settle all claims for compensation for the past and future until the Effective Date under the Employment Agreement. Following the Effective Time, Marx’s only compensation claims against the Corporation and any of its subsidiaries shall be under the New Employment Agreement.

4. Upon the Effective Time, Marx does hereby remise, release, waive, acquit, and discharge the Corporation, including SCM GmbH and the Corporation’s other subsidiaries, of and from any claims other than those which are provided for in this Agreement, which have arisen, are arising, or may in the future arise, from the Employment Agreement

5. This Agreement shall be interpreted in accordance with and governed by the law of the State of California.

6. This Agreement may be amended only by a written agreement executed by all parties hereto.

7. In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of the Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

8. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument. Facsimile and         .pdf copies of this Agreement shall have the same force and effect as an original.

9. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

[Signature Page Follows]IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SCM MICROSYSTEMS, INC.

/s/ Ayman S. Ashour

By: Ayman S. Ashour

SCM MICROSYSTEMS GMBH

/s/ John S. Rogers

By: John S. Rogers

/s/ Felix Marx

Felix Marx, individually